Exhibit 99.1

Secure Point Technologies, Inc. Responds to Zapata Industries Baseless and False Allegations

Leesburg, Virginia - May 25, 2017 - On May 9, 2017, Zapata Industries SAS (“Zapata”) filed a complaint in the Supreme Court of the State of New York, New York County, against Robert Liscouski, the President and a member of the Board of Directors of Secure Point Technologies, Inc. (“Company”).

The New York complaint alleges a claim against Mr. Liscouski for tortious interference of contract and seeks damages in the amount of $450,000. The $450,000 relates to an alleged break-up fee and other alleged expenses Zapata contends it is owed by the Company under the non-binding Term Sheet entered into in connection with the Company’s contemplated acquisition of Zapata. Zapata has additionally filed a proof of claim against the Company in the Company’s Chapter 11 Case seeking the same $450,000. The Company disputes any payment obligations to Zapata in connection with the termination of the non-binding Term Sheet and intends to address the claim filed by Zapata in the Chapter 11 Case on any and all available bases. The Company and Mr. Liscouski also strongly dispute the allegations and claims asserted by Zapata in the New York complaint. As for Zapata’s contention that Mr. Liscouski engaged in conduct constituting a breach of his fiduciary duties to the Company and its shareholders, such allegations are baseless and lack evidentiary support.

Michael Turmelle, Chairman of the Board, stated: “This is nothing more than an attempt by Zapata to seek payment on an unjustifiable claim against Secure Point Technologies and its shareholders by pressuring our senior executive through a personal attack.  Bob has been a loyal executive and board member and has at all times acted in the best interest of the Company and its shareholders. We are in full support of Bob and denounce Zapata’s unfounded and defamatory statements and will not let this action by Zapata or anyone who attempts to extort the company go unanswered.”

About Secure Point Technologies, Inc.

Secure Point Technologies, Inc., formerly known as Implant Sciences Corporation, sold substantially all of the company’s assets, including those relating to the Explosive Trace Detection business, to L3 Communications Corporation in January of 2017.  The company is working with the various parties in interest in the chapter 11 bankruptcy proceedings with the goal of emerging from chapter 11 as a debt free public shell with cash on the balance sheet.  The objective is to either liquidate remaining assets on the basis of a pro rata share of cash value of shares or to acquire another business and emerge as a publicly held operating company listed on the OTC exchange.

Cautionary Note Regarding Forward-Looking Statements

This press release contains certain “forward-looking statements”.  These statements by Secure Point Technologies, Inc. (the “Company”) about the Company’s or its directors’ expectations, beliefs, plans, objectives, assumptions and future events are not statements of historical fact and reflect only the Company’s current expectations regarding these matters. The Company’s actual actions and results may differ materially from what is expressed or implied by these statements due to a variety of factors, including (i) the potential adverse impact of the chapter 11 bankruptcy filings on the Company’s liquidity or results of operations, (ii) changes in the Company’s ability to meet financial obligations during the Chapter 11 bankruptcy process or to maintain contracts that are critical to the Company’s operations, (iii) the outcome or timing of the Chapter 11 bankruptcy process, (iv) proceedings that may be brought by third parties in connection with the Chapter 11 bankruptcy process, (v) the increased administrative costs related to the Chapter 11 bankruptcy process; (vi) the Company’s ability to maintain adequate liquidity to fund operations during the Chapter 11 bankruptcy process and thereafter and (vii) other factors listed from time to time in the Company’s filings with Securities and Exchange Commission.  Forward-looking statements contained in this press release speak only as of the date on which they are made and the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.  For further information on such risks and uncertainties, you are encouraged to review the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended June 30, 2016 and its Quarterly Report on Form 10-Q for the quarters ended September 30, 2016 and December 31, 2016.

Contact:

Richard J. Anslow, Esq., Company corporate counsel

Ellenoff Grossman & Schole LLP

(212) 370-1300